Exhibit 4

                    NON-QUALIFIED STOCK OPTION
                          GRANT AGREEMENT


          THIS AGREEMENT shall hereby evidence the grant by HUBCO, Inc. (the "Company"), on June 30, 1995 (the "Date of Grant"), to Robert F. Mangano, (the "Optionee") as part of the Optionee's compensation, the Non-Qualified Stock Options set forth below on the terms and subject to the conditions of this Agreement.

                            BACKGROUND

          WHEREAS, Optionee has been employed as the President and Chief Executive Officer of Urban National Bank;

          WHEREAS, in such capacity, Optionee was awarded Options from Urban National Bank in 1992 and 1993;

          WHEREAS, pursuant to that certain Amended and Restated
Agreement and Plan of Merger dated as of February 14, 1995, Urban
National Bank is being acquired by HUBCO, Inc. and merged into Hudson United Bank; and

          WHEREAS, HUBCO, Inc. wishes to assume the obligations of Urban National Bank with regard to the Optionee's Options on the terms set forth herein.

     1.   THE OPTIONS

          The Company hereby grants the Optionee the following options: (1) an option to purchase 10,850 shares of the Common Stock of the Company (the "A Option"); and (2) an option to purchase 21,700 shares of the Common Stock of the Company (the "B Option"). The A Option and the B Option referred to herein as the "Options", and the shares issued upon exercise of the Options referred to as the "Optioned Shares".

     2.   OPTION PRICE

          The price at which the Optioned Shares may be purchased is as follows: for the A Options, $4.608 per share, and for the B Options, $4.147 per share.

     3.   OPTION TERMS

          Subject to Paragraph 3 hereof, the right to exercise the Options shall commence on June 30, 1995, and shall expire on June 1, 2002, for the A Options and September 13, 2003 for the B
Options, except that:

          (a) IN THE EVENT OF RETIREMENT. If the Optionee's employment terminates by reason of his retirement (other than retirement for permanent and total disability as defined in
Section 105(d)(4) of the Internal Revenue Code) pursuant to the terms of a pension or retirement plan, an Option may thereafter be exercised to the extent it was exercisable at the time of such retirement but may not be exercised after the expiration of the period of three years from the date of such termination of employment or of the stated period of the Option, whichever period is the shorter; provided, however, that if the Optionee dies within three years after such termination of employment, any unexercised portion of an Option, to the extent to which it was exercisable at the time of the Optionee's death may thereafter be exercised by the legal representative of the estate or by the legatee of the Option under a last will for a period of twelve months from the date of the Optionee's death or until the expiration of the stated period of the Option, whichever period is shorter.

          (b) IN THE EVENT OF DISABILITY. If the Optionee's employment terminates by reason of permanent and total disability (as defined in Section 105(d)(4) of the Internal Revenue Code), an Option may thereafter be exercised in full but an A Option may not be exercised after the expiration of the period of twelve months from the date of such termination of employment or of the stated period of the Option, whichever period is the shorter and a B Option may not be exercised after the expiration of the period of thirty-six months from the date of such termination of employment or of the stated period of the Option, whichever period is shorter; provided, however, that if the Optionee dies within twelve months after such termination of employment, any unexercised portion of an Option, to the extent to which it was exercisable at the time of the Optionee's death may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under a last will for a period of twelve months from the date of the Optionee's death or until the expiration of the stated period of the Option, whichever period is the shorter.

          (c) IN THE EVENT OF DEATH. If the Optionee's employment terminates by reason of the Optionee's death , an Option may thereafter be exercised in full by the legal representative of the estate or by the legatee of the Optionee under a last will, but may not be exercised after expiration of a period of twelve months from the date of the Optionee's death or of the stated period of the Option, whichever period is the shorter.

          (d) OTHER TERMINATION. If the Optionee's employment terminates for any reason other than death, retirement or such permanent and total disability, the A Option shall thereupon immediately terminate and the B Option shall terminate upon the earlier to occur of the expiration of the Option term or thirty
(30) days after the termination of Optionee's employment.

     4.   RESTRICTIONS OF OPTION EXERCISE

          (a) In no event may any Option be exercised, in whole or in part:

               (i)    after the expiration of its terms;

               (ii) if exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.

          (b) Optionee acknowledges that neither this Agreement nor the grant of the Options hereunder satisfy the conditions of Securities and Exchange Commission Rule 16b-3 and so do not qualify for the exemption from Section 16(b) of the Securities Exchange Act provided for thereunder.

     5.   NONTRANSFERABLE OPTION

          During the Optionee's lifetime the Options may be exercised only by the Optionee, or by his duly appointed legal guardian in the event of the legal disability of the Optionee. The Options may not be assigned, transferred, alienated, pledged, encumbered or subject to a lien in any manner otherwise than by will or the laws of descent and distribution.

     6.   NOTICE OF EXERCISE AND PAYMENT FOR OPTIONED SHARES

          (a) An Option may be exercised by delivering to the Secretary of the Committee of the Board of Directors administering the Option (the "Committee") a completed Option exercise form, copies of which may be obtained from the Committee, stating the number of optioned shares for which the Option is being exercised and accompanied by the total Option price therefor (including any applicable taxes). Payment of the Option price shall be made as follows: in cash or by certified check payable to the Company in U.S. funds.

          (b) An Option may not be exercised for less than 50 optioned shares or the full number of optioned shares for which the Option is then exercisable, whichever amount is less. The Optionee shall not have any rights to dividends or other rights of a shareholder with respect to the optioned shares, except for optioned shares for which he has exercised his Option, and paid the Option price.

     7.   ADJUSTMENTS

          In the event of any change in the outstanding Common Stock of Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consoli-dation, rights offering, reorganization, combination or exchange of shares, a sale by Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number or kind of shares subject to, and the option price per share hereunder, shall be automatically adjusted so that the proportionate interest of the Optionee shall be maintained as before the occurrence of such event; such adjustment in this Option shall be made without change in the total option exercise price applicable to the unexercised portion of this Option and with a corresponding adjustment in the exercise price per share, and such adjustment shall be conclusive and binding on the Optionee.

     8.   OPTION RECEIPT

          The Options are granted as an incentive for employment.
The Optionee acknowledges receipt of a copy of the Option, confirms that he has reviewed the terms and conditions of the Option.



                                       HUBCO, INC.

                                       By: /s/ KENNETH T. NEILSON
                                           -----------------------



ACCEPTED AND AGREED TO
AS OF THE DATE OF GRANT.

/s/ ROBERT F. MANGANO
------------------------
ROBERT F. MANGANO